Filed pursuant to Rule 424(b)(3)
                                                          File No. 333-82872


PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus dated May 17, 2002)

                                 $250,000,000
                             RITE AID CORPORATION
                     4.75% Convertible Notes due 2006 and
                       38,461,539 Shares of Common Stock
                     Issuable upon Conversion of the Notes

         This prospectus supplement supplements the prospectus dated May 17, 2002 of Rite Aid Corporation relating to the sale from time to time by certain of our security holders (including their transferors, donees, pledgees or successors) of up to $250,000,000 aggregate principal amount at maturity of our 4.75% Convertible Notes due 2006 and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The table of selling security holders contained in the prospectus is hereby amended to add the entities who are named below as selling security holders:




                                  Aggregate principal
                                  amount at maturity                        Number of shares of
                                  of  notes that may                         common stock that   Percentage of shares
                                   be sold by this     Percentage of notes    may be sold by       of common stock
Name                                prospectus            outstanding         this prospectus(1)     outstanding (2)
----                              --------------      ----------------------  ---------------    --------------------
Credit Suisse First Boston
  London Branch...............     $ 77,450,000             31.0%               11,915,385              2.3%
CRT Capital Group LLC.........     $ 13,566,000              5.4%                2,087,077               *
All other holders of notes or
  future  transferees, pledgees,
  donees, assignees or
  successors of any such
  holders(3)(4)...............     $  1,245,000              0.5%                  191,539               *

-----------
* Less than one percent

(1) Assumes conversion of all of the holder's notes at a conversion rate of 153.846 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under
"Description of Notes--Conversion Rights." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 515,113,894 shares of common stock outstanding as of May 1, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

(3) Information about other selling shareholders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of the notes or any future pledgees, donees, assignees, transferees or successors of or from such other holders of the notes do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate described in footnote 1 above.


         Investing in the notes or shares of Rite Aid common stock involves risks that are described in the "Risk Factors" section beginning on page 10 of the prospectus.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus supplement is June 5, 2002.